Exhibit 99(b)

CACI INTERNATIONAL
Moderator: David Dragics
08-14-03/8:00 a.m. CT
Confirmation # 742470

CACI INTERNATIONAL
Moderator: David Dragics
August 14, 2003
8:00 a.m. CT

Operator

Good day everyone and welcome to the CACI International Fourth Quarter and Year-end 2003 Earnings conference call. Today's call is being recorded.

For opening remarks and introductions, I would like to turn the call over to the Vice President of Investor Relations, Mr. David Dragics. Please go ahead, sir.

David Dragics

Thank you, David, and good morning, ladies and gentlemen. I'm Dave Dragics, Vice President of Investor Relations of CACI International. And we're pleased that you're able to participate with us today. And for those of you who are with us for the first time either by telephone or via the Internet, we welcome you to this call.

Let's go to the first exhibit. As you know, yesterday after the market closed, we released our fourth quarter and Fiscal Year 2003 results. And we hope that most of you have had the opportunity to review our announcement and the results and they are summarized on this exhibit. Once again, we are including exhibits with our presentation. And I hope that you will find them helpful in reviewing our financial results and trends in the discussion of our operations. And as we progress this morning, we'll make every effort to keep all of you on the same page as we are.

Now, moving to the next exhibit before we begin our discussion this morning, I would like to make our customary but very important statement regarding CACI's written and oral disclosures and commentary. And there will be statements in this call that do not address historical facts and as such, do represent forward-looking statements under current law. These statements are subject to important factors that could cause actual results to differ materially from the statements made today. And the primary factors that could cause actual results to differ materially from those anticipated are listed at the bottom of this mornings - of yesterday's earnings release as well as in the Company's Securities and Exchange Commission filing. And our full Safe Harbor Statement is on this slide and will also be incorporated as part of the transcript of this call, which we will post on our Web site. I would remind and refer those who might be listening to the replay of this call to review the full Safe Harbor Statement there.

Now, let's turn to the next exhibit and to open up the discussion this morning, here is Jack London, Chairman, President and CEO of CACI International. Jack.

Jack London

Thank you, Dave, and good morning, ladies and gentlemen. First, let me welcome many of you who are new to CACI and to our call this morning. We appreciate you interest and hope you'll find this call informative.

We're very pleased to report record fourth quarter and record full year results for CACI in Fiscal Year 2003. By all measures, this past year has been an extremely successful one for the corporation. Our revenue increased 24-percent over Fiscal Year '02, reaching 843 million. Diluted earnings per share were a $1.52, 23-percent higher than last year. We had record profits of 44.7 million, 40-percent higher than last year. Our margins increased at both the operating and the net income line. Operating cash flow were 76 million, 111-percent above last year's level.

Internal growth for the year was approximately 15-percent, at the upper end of our objective range of 12 to 15-percent per year. We augmented our internal growth by completing four successful acquisitions. They brought us new relationships and customers and expanded our presence in the U.S. intelligence community. All are profitable and have been immediately accretive to our bottom line.

In effect, our continued focus on national defense, homeland security and intelligence community has resulted in our delivering solid growth and record profitable performance.

As we move in to the 2004 fiscal year, CACI's well positioned to continue it's rapid growth and profitability, supporting our government clients.

Let's move to the next exhibit please.

With me today to discuss our operating results in more detail and to answer your questions, Ken Johnson, President of CACI's U.S. Operations, and Stephen Waechter, our Chief Financial Officer. Greg Bradford, President of CACI Limited in the United Kingdom, is also on the line ready to answer any questions that you may have about our U.K. operations at that time.

As is our custom on these calls, we will discuss three principal items. First, the - Stephen Waechter will discuss some details of our financial results. Second, Ken Johnson will discuss our domestic operations and their outlook. Finally, I'll have some closing comments. After that, I'll open up the call to your questions.

So, the first item on our agenda is our financial results, so here's Stephen Waechter, our Chief Financial Officer discussing them. Stephen, over to you.

Stephen Waechter

Thank you, Jack. And good morning, everyone. Let's go to the next exhibit number six. Last evening, we reported record four-quarter and full fiscal-year revenue and earnings. Revenue for the fourth quarter increased 20-percent to $228.6 million versus $191 million a year ago. Net income was 13.3 million or 45 cents per diluted share; up 43-percent over last year's $9.3 million or 32 cents per diluted share. We had excellent operating leverage this quarter with net income increasing at a rate more than twice the revenue growth rate.

For the year, our diluted earnings per share were $1.52, 23-percent above diluted earnings per share of $1.24 last year. Income from continuing operations was $44.7 million, 40-percent higher than the $31.9 million reported a year ago. Revenue was $843 million up 24-percent over Fiscal Year '02 revenue, up $682 million. Now let me give you more detail on some of these results.

Moving to the next exhibit, our federal government business grew 21-and-a-half-percent during the fourth quarter and represented 93-percent of our total revenue. The internal growth of our federal business was just over nine-percent with approximately 14-percent growth in our higher margin professional services related revenue offset by flat lower margin revenue from sub contractors and other direct costs. For the year, internal growth of our federal business was 16-percent. And as Jack reported, for all of CACI 15-percent well within our goal of 12 to 15-percent per year.

The strong growth in our domestic operations was somewhat offset by our United Kingdom operations. Our international segment reported $9.6 million of revenue in the quarter down approximately seven-percent from last year. Pre tax margins were approximately nine-and-a-half-percent this quarter. As we've noted in past calls, our operations that are being effected by the lower demand for commercial IT services in the U.K., particularly in the telecommunications industry.

For the year, revenue was virtually the same as last year, $40.4 million and pre tax margin profits were -profit margins were 11-percent. Moving to exhibit eight, let's take a look at some of the key metrics most of which were included in the expanded financial exhibits in our press release. This was an extremely profitable quarter for us. Our operating margin was 9.2-percent compared to 7.7-percent in the fourth quarter of last year. As we indicated in our release, the growth in our operating margin was driven primarily by contract mix with a significantly higher fixed price and time and materials work during the quarter.

Our acquisitions also contributed favorably to the improvement. We experienced an extremely strong quarter of operating cash flow over $34 million compared to just over $23 million a year ago. This cash flow was produced primarily by the increase in net income and timing of cash disbursements. Operating cash flow for Fiscal Year '03 was $75.9 million compared with $36 million for Fiscal Year '02 and 111-percent.

Just a couple of other metrics almost 90-percent of the revenue this past quarter was earned as a prime contractor about the same as the fourth quarter of Fiscal Year '02. For the year, we derived 87-percent of our revenue from prime contracts, and also for the year, 64-percent of our revenue came from time and materials work, 17-percent from cost plus works and 19-percent from fix price works. Last year, the mix was 61-percent, 19-percent and 20-percent respectively.

Moving to the next exhibit nine, days sales out standing at June 30th were 78 days compared with 71 days a year ago. The increase in days out standing was driven probably by the acquisition of PTG in May and higher U.K. unbilled receivables. This exhibit also shows our cash and marketable securities and debt at June 30th.

The next exhibit is our guidance for revenue, net income and diluted shares for the first quarter. As you can see, we estimate that our revenue for the quarter will increase 24 to 28-percent over the first quarter of Fiscal Year '03. For the next quarter, we expect operating margins to be in the 8.3 to 8.4 range. This compares favorably to last year's 7.8-percent. Compared to last quarter's margin of 9.2-percent, the rate will be lower primarily as a result of a lower mix of revenue from fixed price contracts in the first quarter relative to last quarter. We anticipate that our net income will be up 31 to 36-percent, higher than a year ago. And we expect diluted earnings per share to be up 29 to 34-percent over the year earlier period. We believe that our internal growth in the next quarter will be in the range of 10 to 12-percent. And finally, we estimate the diluted weighted average shares for the first quarter will be 29.7 million.

For the full year, there is no change to the range of guidance for revenue, net income and diluted EPS as reported on July eighth. The Company's guidance excludes results from any additional acquisitions including that resulting from the announced signed letter of intent. For the year, we anticipate revenues to be between 985 million to over 1,015,000,000. That income will range between 53.1 and $54.7 million. And dilute earnings per share will range between $1.77 and a $1.82. We will update the full year guidance upon successful completion of the acquisition, which is anticipated to close in September. The Company continues to target it's overall growth at a 20-percent or better compound annual growth rate through a combination of organic growth rates ranging between 12 and 15-percent and acquired growth rates between five to eight-percent.

With regard to the target company, it compliments our service offerings and expands our customer relationships. More importantly, it is in line with our previous stated acquisition criteria concerning accretion and valuation. Even though Dave mentioned the Safe Harbor statement at the beginning of this call, I want to again state that these projections are forward-looking. And that listeners on the call and readers of the transcript should be advised that our actual results may differ materially from the statements we are making today.

That completes the financial overview. Now here's Ken Johnson who will cover our domestic operations. Ken.

Kenneth Johnson

Thanks, Stephen, and good morning, everybody. Let's go to exhibit number 11, please. Stephen spoke about how profitable the past quarter was and I'd like to add these remarks by giving you a feel for our operations during the quarter and more importantly talk about what we see ahead. As we've already noted our organic direct labor for the quarter was up an impressive 14-percent. Over and above that growth is the addition of some 200 plus people to our operation staff during just the first six weeks of this fiscal year. The vast majority of that staff is revenue producing, I might point out.

This increase came from not only our core operations but also from the acquisitions we have made over the last 12 months. In particular, our acquisition or PTG has increased our footprint in supporting tactical intelligence needs for many war fighting units throughout the United States army. We continue to be very excited about what this organization has brought the CAPI and the potential opportunities for continued expansion.

There were a couple of other noteworthy areas in our operations for the quarter as well as for the year. Our C4ISR work, much of which we provide to the United States army's communications and electronics command, was up 22-percent in the quarter and 37-percent for the year. Revenue from our intelligence community customers both national and military intelligence agencies was up significantly in the quarter and represents almost 20-percent of our business today.

I'd like to focus on our federal civilian agency business. You might have noted from the information in our release that the revenue growth from those customers increased some 28-percent this quarter. A large part of that increase came from our support of the Department of Justice's litigation support requirements. We generated approximately $27.4 million in revenue as we continue to perform on a wide variety of tax orders under the Mega2 contract. This work is involved with major tobacco litigation, work for the Securities and Exchange Commission and support for several other unnamed government agencies.

Most important, however, is the growth in our business from several other federal civilian agencies. A year ago in the fourth quarter, work from our highly valued DOJ customer represented approximately 50-percent of federal civilian agency business. This year while our DOJ work has grown significantly it now only represents approximately 40-percent of our federal civilian agency business. We've been able to not only expand the work we've been doing for years for our current clientele but have added new ones like the Department of Veteran's Affairs, the Drug Enforcement Administration amongst others.

In the next exhibit, let me give you a quick recap of the revenue we generate from our federal, commercial and state and local customers from our services offerings. These percentages are approximately. Systems integration work as you know includes our U.K. operations grew to almost 50-percent of our revenue. Engineering services remains in the 20 to 25-percent range while managed network services now represents approximately 20-percent. Knowledge management was in the 12 to 15-percent range of our revenue. Let's move to the next exhibit.

Let's take a look at what's ahead for our domestic operations. Our pipeline of opportunities today is about $4.8 billion. That's up from $4.3 billion when we spoke to you in April. More importantly, as we exited FY '03, proposal activity had increased significantly leaving us with approximately $950 million in proposals out standing being evaluated by customers.

In the six weeks since that time, that number has grown to in excess of $1.2 billion. And we anticipate that several of these awards will be decided on our before September 30th, 2003. Overall, we're quite pleased with the current pace of our operations as you might imagine. And we're excited about the prospects ahead for the reasons I have just covered. We continue to experience strong demand from our government customers that support the needs of national defense, intelligence and homeland security. We're also involved with helping many of them folks on transformation initiatives addressing the structural issues of improving the delivery of services by the federal government, information sharing as one as well as many of other initiatives you've heard us talk about for the last several quarters.

We believe this will be reflected in growth. Very profitable growth in not just the coming quarter, but throughout the fiscal year. Jack that concludes my remarks; over to you.

Jack London

Well, thank you, Ken. And thank you Stephen for your updates. Let's please move to the next exhibit. We've concluded another successful year here at CACI of record earnings and increased revenue. CACI has again sustained its positions as a leading provider of information technology services to the United States federal government. While the last year has been marked by world turmoil, the war in Iraq, ongoing terrorist threats and the emergence of hot spots like Liberia and North Korea. What's certain is the gravity of these events and the ongoing emergence of new trends.

National security remains a top priority of this administration. Information technology continues to power the ongoing transformation of our military and federal government and has become the front line for America's homeland security. CACI's advanced IT and network solutions are part of that front line and the forefront of today's new era of defense intelligence and e-government.

As we pointed out in our guidance release for fiscal year '04 in early July, we believe that we can achieve our earnings and growth objectives by leveraging our on ongoing customer relationships. Our basic strategy is to successfully deliver mission critical support to our current clients of many years. And our many new potential federal clients involved with national security and intelligence. As Ken mentioned, we are expecting a significant part of our growth to come from our abilities to support our customers in the transformation of the DODE and civilian federal government operations.

In fact, we're already doing so. As we work to help secure the nation's future both domestically and abroad, CACI is committed to remaining every vigilant in providing innovating technology and solutions that will support our great nation's future.

We believe that commitment will reward our customers and our shareholders. So, at this point, we're ready to open our discussions to your questions. So, David, I'll turn the mike back over to your for our first question if you would please.

Operator

Thank you sir. Today's question-and-answer will be conducted electronically. If you would like to ask a question, please press the star key followed by the digit one on your touch-tone telephone. Today's question-and-answer session will be limited to one question and one follow-up per person after which you may re-queue for any further questions. If you're on a speakerphone, please unmute your line before signaling for your question. Once again, that will be star one for questions.

We'll go first to Laura Lederman at William Blair.

Laura Lederman

Yes, a few questions. One, can you talk about the pricing environment for acquisitions out there and how it's changed over the last several months? And also, could you talk a little bit about competition and the different segments? Who you're seeing more of? Who you're seeing less of? And the final question is in terms of contracting, are you seeing consolidation of contracts from several to single contracts. Thanks.

Jack London

That's a nice question with three important parts. Thank you, Laura. I think I'll just talk to in general here a couple of minutes, and then I think Stephen and Ken will have some thoughts. Certainly, we are still saying an active M&A base. I'd say pricing in that area is pretty much consistent at least at the market segment we're looking at, maybe pushing a little bit above what we've seen over the last year or two.

But outside of perhaps some outliers and some of the larger transaction perhaps we've seen pretty consistent market pricing. There's always a give and take, a little bit of push back and fourth, depending on what particular properties are looking better to certain companies. But that's our general impression of it.

Competition, I think pretty much the ones we've seen in the space. I don't think we've had any new significant major surprises coming in to the sector, but let me turn it over to Stephen to address a couple of items. And then Ken will follow up I'm sure.

Stephen Waechter

Yes, Laura, this is Stephen. Just on the acquisition a front, we still are seeing a number of properties out there. I think the valuations will range depending on one if it's a big company say, you know, north of 100 million in revenues. They are getting a premium. If you see an Intel kind of a company with a heavy concentration of intelligence related work, it's also getting somewhat of a premium or step up in valuation.

There's also, you know, a core in that kind of the 35 to $75 million range that fit very nicely with our management network services within the systems integration kind of work in that - very similar work to what we do. We're finding, you know, good ranges. You know, last year we bought four businesses and paid in kind of the six to eight times trailing 12-months range. And we think that they can still be done in that range.

With that Ken, competition.

Jack London

Competition, maybe Ken can address that in more detail.

Kenneth Johnson

No, Laura, are you talking about competition in our bid world or competition for acquisitions?

Jack London

Bid world.

Kenneth Johnson

Really no particular change. We continue to see the usual suspects. I think if there was one change, I consider of consequence and it's not a real time changed based on your question, we're seeing a lot more of IBM. IBM has emerged again now as one of the large-scale systems integrators. And IBM over the course of the last four or years has not been as active with a recent award, recent like two years ago of a big modernization contract down in customers. We're seeing more and more of IBM. And we're partnering with them and competing against them, and they're a real wanted competitor.

But other than that, there really have been no material changes in the space.

Operator

And we'll go next to Cindy Shaw at Soundview.

Cindy Shaw

Congratulations on a great quarter. One of the things I wanted to ask you, margin expansion, the guidance for next year suggests we're going to see a continuation but fairly modest. I wanted to just get your sense for where you see that going, where you think it could go over time?

Jack London

I'd like to say first of all, Cindy, that margin management if you will, margin targets and cash flow are two primary focal points for CACI. And we pay a lot of attention to it. I want Stephen to discuss a big to the detail here. But I just you to know that from a strategic and senior management perspective our goals always are shareholder focused on the leverage from margin expansion and meaningful margins in our business space. '

Stephen Waechter

Cindy, Stephen here. We did about 8.4-percent this year and would anticipate somewhere in that - hopefully north of that range, maybe as much as 8.6 is kind of what we've targeted at this point in time. The drivers that are going to push that up are going to be the continued use of more time and material types of contracts. And also our acquisitions have also brought us a higher margin mix type of business. So, if the stars and the moon all align here, we could have a, as we did in the fourth quarter, you know, a very nice alignment. Primarily also we had a very strong fixed price contract mix that really helped us in the quarter.

So, you know, we can get upwards of nine-percent here at some point in the future if everything comes together. But the guidance that we've given out again is somewhere in that 8.3 to 8.6-percent range is where we are.

Cindy Shaw

Great. Thank you and congratulations.

Jack London

Thanks.

Stephen Waechter

Thanks, Cindy.

Operator

And we'll go to Julie Santoriello at Morgan Stanley.

Julie Santoriello

Good morning.

Jack London

Hi, Julie.

Stephen Waechter

Hi, Julie.

Julie Santoriello

Hello. Stephen, I was wondering if you could comment on the expectations for internal growth in the first quarter. It seemed a little bit light compared to what your targets are. And I'm just wondering if it's a seasonal issue or an issue of comparisons versus last year?

Jack London

Let me just say to lead off with we have a continuing objective over the long hall to deliver a 10 to 15-percent internal growth performance. And we want to do it obviously at good margins. A lot of the internal growth will ensue after acquisitions as we go along. So, we encourage our investors to conceive and view CACI as an internal growing operation with augmented through acquisitions. In terms of the lumpiness from time-to-time, quarter-to-quarter those are going to be some variations, but let me turn it over to Stephen to - or Ken to amplify who ever would like.

Kenneth Johnson

Yes, Julie, a couple of things, I think, that I'd like you to consider. Typically our Q1 over our Q4 for, you know, I'm not the veteran of this crowd here, Jack knows better probably for the last 30 years. But our Q1-over-Q4 typically has a little bit of a dip largely because we're a labor driven company and there's just an awful lot of vacations being taken. So, our - the direct labor portion of our growth tends to take a couple of weeks off between July first and the end of September.

What you're seeing this year, however, is you're seeing not only a dip, but you're seeing some meaningful growth. So, I believe as you look at our organic growth for the - for Q1 you're going to see a meaningful movement north of that organic growth that we offered in this quarter. And I further believe that one of the things - one of the points that we attempt to make about this difference between organic and acquired growth that needs to be taken in two account and we try as hard as we can to convince each and everyone of your. With our recent acquisition of PTC that we believe is performing behind our original expectation, we're comfortable that a lot of those new positions that we've spoken - that I talked about in my text and on a going forward basis will be added to what was then PTG.

But as we hire these new people we're hiring them as CACI employees. And well we have to report that our as acquired growth because that's the way we count the beans and we report the difference between organic and acquired. They really are new CACI employees. And in my management team I can assure your works equally as hard at hiring new people at an accelerated rate in PTG as much as they do inside of our core operations. So, for us internally, the way we manage our business is - we don't care about the difference because as far as we're concerned they - they're on an equal footing. I hope I'm making myself clear. I'm using an awful lot of words to do it.

We believe you're going to see a continued improvement through the first quarter and throughout the year on the organic growth line.

Stephen Waechter

Julie, it's Stephen. The other consideration if you look at our fourth quarter, and I think it's going to continue into the first. If you look at the professional services revenue segment, we think the mix of that versus ODC types of subcontractor cost that flow through is going to be a little richer, and that's what drives the margins up. Last year, we were at 7.8-percent, and we think we'll do between 8.3 and 8.4 as we go forward.

So, that's - if you break the pieces out the part where we make good money is growing actually at a higher rate than that kind of 10 to 12-percent we indicated earlier.

Julie Santoriello

OK. Great. If I can get one quick follow up on that. Would you be able to provide us with the headcount at the fiscal year end? And also, if you could discuss potential hiring numbers for this fiscal year? Especially knowing that it's an important meeting indicator?

Jack London

Stephen, you have the ...

Stephen Waechter

Yes, we're just a tick under 6,400. I don't have the exact number, Julie, but they're in that order of magnitude. And for next year, we're going to have to add somewhere between seven to 800 additional people to hit the internal kind of targets that we're looking.

Julie Santoriello

OK. Thank you very much.

Jack London:

might add that over the years we've moved more in to a system integration kind of business where you have a sub contract activity and more and more ODC. I think that's a favorable feature of our growth plan and since, we've been able to take on larger jobs. So, these ODCs and subcontractor values are going to have their peaks and valleys like any other outside vendor related or contractually related activity.

But the internal growth in terms of our internal staffing, I think, has been very good on the professional services side. And I think that's our overall trend line that we've to be able to sustain and that's our goal.

Operator

And we'll go to Joseph Vafi at Jefferies & Company.

Joseph Vafi

Hi, good morning and great quarter. Just a few quick questions here. First, I was following up on the previous question; give a little more color on premier and what might be going on there to be driving better than expected performance?

And then secondly, to the extent you can on your LOI, maybe perhaps talk about maybe the size of the transaction you might be considering?

And then third, just a housekeeping item, if we could get funded backlog ending for the year. Thanks.

Jack London

Fine. It was Joe was it?

Male

Yes, Joe Vafi.

Jack London

I would just say that we're continuing, I think, to look and examine a number of these issues that you're related to. But I want to turn it over to Stephen he'll have some comments. And then for PTG, I'm sure that Ken will.

Stephen Waechter

With regard to the acquisition, you know, we've given some general comments that we prefer not to give out numbers at this point in time, Joe, only because people start rolling those in to their forecast. And it's not - we're still in a very early phase of due diligence. And I think it would be inappropriate to kind of give numbers because people start rolling them in. And we don't want to get people out ahead of us. So, I think as we get closer and when we sign a final definitive agreement, we'll obviously come out with updated guidance and information regarding that.

With regard to the backlog, the funded piece is about $485 million here at the end of the year. And Ken if you want to talk about PTG, I think ...

Kenneth Johnson

Yes, Joe, thanks for the question on PTG. I was trying to figure out how I was going to get this answer in if nobody asked this question.

Our delight comes in this PTG operation. As you know, when we advertise the closing of this, it provided us a presence inside the intelligence community supporting what we describe as tactical intelligence. And those are the people that support the intelligence function down at the war fighting level whether it's the core, or the vision or a brigade or a battalion.

PTG had a significant presence over in the European theater both western Europe and parts of eastern Europe. What we've been able to do as a result of situations that are occurring in Korea and possibly with what's occurring over in the war zone is we're addressing ourselves to requirements that these customers have in both of those areas. And it appears as though there are some substantive staffing requirements to help provide additional, tactical intelligence support, additional support to the G4 or the logistics/supply function. And while we don't have a create deal of lucidity on those requirements right now, the level of activity given that these folks have only been with us for about a month-and-a-half, two months is peaking for us. And we're looking at a number of different opportunities.

So, we're very, very confident that we're going to see continued top end bottom line expansion emanating primarily out of what we used to know as PTG.

Operator

And we'll go next to Bill Loomis at Legg Mason.

Bill Loomis

Hi, strong quarter, guys. Looking at the fourth quarter operating margin it was even more particularly strong given the fall off in the U.K., usually higher U.K. margins. What attributed to that? I know you talked about some broader things that were driving that margin improvement. Was there any one time contract true ups, or kind of one time events at the end of your fiscal year?

And then, the second question on the U.K. business is what's the outlook in the first quarter? How should be modeling and thinking about that as far as revenue and profitability sequentially?

Jack London

Good morning, Bill. Some good questions. I'm going to ask Greg to discuss the U.K. side of it. But you know, our business is full of interesting opportunities that pop to us. So, the idea of one off reoccurring, non-reoccurring is part of this business. I think we had some interesting things that happened in the fourth quarter, for example, and some of our work in the justice area, some of the fixed price contract work. I'll let Stephen talk to that. And then, for the overall reflection on where we are in the U.K. and the margin activity and a little bit of the prospects, we'll turn it over to Greg.

So, Stephen.

Stephen Waechter

Yes. With regard to the fourth quarter margins, Bill, we did have some tasking under one fixed price contract which was a little bit out of the norm, a little bit heavier than what we would normally see. And it was very good margin kind of business for us. Additionally, we did have a little bit of PTG in the numbers for the quarter. That also was a little bit of a positive for us. But other than that it just a - kind of an alignment of everything coming together very nicely for us. But nothing unusual if you will in terms of any kinds of true-ups or anything like that.

Jack London

Greg.

Greg Bradford

Hi, Bill. In our first quarter here in the U.K., we see that tracking pretty much in line with what we did in quarter four, revenue and profits remaining roughly the same. Historically, it's a more challenging - it's the most challenging of the four quarters in that summer holidays, clients out and some of our staff out, of course.

We've got a number of proposals on the table with government clients that were part of our efforts over here is to shift more of our business to the public sector including health which is a nationalized health medical system here. And we see awards coming out towards the end of the summer, September-October timeframe. So, looking forward to the balance sheet, we see things picking up there after.

Operator

And we'll go next to Mollie Sandusky and Friedman Billings.

Mollie Sandusky

Good morning, thanks for taking my question.

Jack London

Hi, Mollie.

Mollie Sandusky

Hi. I was wondering if you guys could talk a little bit more about your proposal backlog. And maybe some of the specific programs that you might be focusing on? Or some just more specifics on what you're competing for in your backlog?

Jack London

Well, I would just say that we've been gaining momentum as we indicated in our statistics. We got a powerhouse of bid opportunities out there anticipating some awards, we believe, by the end of this quarter. But let me turnover to Ken for a little amplifying detail.

Kenneth Johnson

Mollie, as I'm sure you can appreciate, we don't discuss individual programs that we're bidding on, to try to give you a little bit more granularity. Basically at the April call and the call after the second quarter - and I can't even remember when we did - probably January, we were whining about the lack of opportunities that in the form of requirements that were being issued out of the federal government largely due to that continuing resolution there was a huge bubble in the line in terms of requirements issuance.

Well that kind of all came together in kind of a perfect storm in the April-May timeframe. And we wound up writing several many hundred million dollar proposals and a variety of opportunities in the 40 to 60-$70 million range. And so, out bit backlog grew dramatically in the fourth quarter. And that momentum has carried over in to our first quarter here. I fully expect that we will sustain this proposal writing business through the first quarter in to the second quarter. And the quite possibly, see a little bit of a slow down in that.

But given the bit backlog that's been created, we're very bullish. Now obviously, you get nothing in our business for writing these proposals except tired. We're just quite hopeful that between now and September 30th that - knock wood, and we know you're rooting for us that we'll create a quality win/loss percentage, and that's kind of where we're going.

Mollie Sandusky

OK. Would you say that it's fair to say that your backlog of the civilian programs is kind of increasing relative to your DOD business?

Kenneth Johnson

DOD continues to grow at a little greater rate. As you know, two out of every three of our dollars are - come out of the Department of Defense. So, we identify a heck of a lot of more with irrespective of how many there are that come out of the federal government, we identify and qualify a heck of a lot more requirements out of the defense space largely because we spend more time there all day every day. We're very conversant with those missions.

We are cautiously optimistic however that a number of these opportunities are emanating out of the federal civil, and that's why we took the time in the text and in the discussion to make you get an appreciation that this growth platform that we've kind of put in place is happening nicely on both sides of that question. We think that there's really nice balance growth going forward both in DOD, the intelligence sector and the federal civilian sector.

Operator

And we'll go next to Brett Manderfeld at Piper Jaffray.

Brett Manderfeld

My congratulations as well, especially on the free cash flow side. Stephen, can you talk about the main increase in other current liabilities during the year? And then thoughts on free cash flow for next year, will that track EPS growth? Thanks.

Jack London

OK. Thank you, Brett. Stephen, take that one, please.

Stephen Waechter

Yes, Brett. The increase in the liability side is really just a timing issue related to the payment of, you know, subcontractors and taxes and things like that. So, it's really just a timing issue in terms of an increase that you're seeing there.

As far as next year, we'd anticipate hopefully very similar performance on our cash flow. As far as cap ex, somewhere probably between 10 to $12 million of cap ex next year. And again, hopefully in the same kind of numbers, 60 to $70 million of cash flows is what we hope to do.

Operator

And we'll go to Tom Meagher, BB&T Capital Markets.

Tom Meagher

Yes, good morning. Congratulations on the quarter. Let me just start out - Dave, I see you have a new title here. Did you get a promotion?

David Dragics

Yes, I did. Thank you.

Tom Meagher

Well congratulations. I just hope - I know that big raise that Jack is going to give you I hope it doesn't take a penny out of the estimates for next year. But ...

David Dragics

There goes the quarter.

Tom Meagher

Stephen, since you finally anticipated by DOJ question, let me move on to the next one.

Stephen Waechter

... by the way.

Tom Meagher

What's that?

Stephen Waechter

That was Ken that did that.

Tom Meagher

Ken that did that. OK. Although we really can't get a specific guidance, now that we're at the end of '03, obviously people are going to put '05 estimates out there. To that end, I was wondering if the organic growth rate of the 12 to 15-percent and some of the incremental margin improvement in FY '04 is generally sustainable through '05 as well.

Jack London

I would just say to you on that one Tom that's going to be our mantra, if you will, our set of goals and objectives going forward. It's a market space out there. It's a matter of being - having distinctions and a sharp edge on our delivery philosophy and cultures. And I don't anticipate any reason that we should lower our objectives in the near term, meaning the next couple of years or so. And you were talking about guidance for '05. But generally speaking, I would see those growth objectives sustaining themselves. We would like to think in terms of moving to a $2 billion platform within a few years.

Tom Meagher

OK. And then, Ken, maybe one question for you. Any competitive impact from ACS's impending departure from the sector in Lockheed Martin picking up that operation?

Kenneth Johnson

No. I don't think so. As we've spoken in the past, Tom, the big keep getting bigger. And we've indicated to you and to everybody bigger is better in this space. That's just going to make them a bigger, better company, give them a broader footprint. It will make them a bit more competitive. On the real positive note, though, it will make them a lot better partner on a couple of things we're doing - where we're doing business with them, but I don't think it will have any appreciative or material impact on what we do Tom.

Operator

And we'll go to Cynthia Houlton at RBC Capital Markets.

Cynthia Houlton

Hi, good morning. Congratulations. I've just got a couple of questions. I know you talked a little bit about ODCs, but did we get the percentage of ODCs during the quarter?

Stephen Waechter

No. We generally don't give that out Cynthia.

Cynthia Houlton

OK. On PTG, for I know that it closed mid quarter. Would you be willing to separate that revenue out just so we have a sense of what for the current quarter, [inaudible] half quarter? Or should we think about the - I know you have last year's revenue. Should we try to back in to that way?

Jack London

I think we feel like that PTG has a very robust future. We can talk a little bit, perhaps about some of the attributes when we acquired it. But we're eager to see a significant growth profile from that part of our business as that integrates with the other lines and activities. But Stephen, maybe you could talk a little bit about the financial profile as we saw it when we consummated the transaction.

Stephen Waechter

Yes, PTG, we said it did about $43 million in their last fiscal year. We're anticipating that they're going to be up significantly over there, more on a 50 to $55 million range. And hopefully, as Ken indicated, certainly there are some signs here that they might even exceed that. And again we'll - as we get better clarity on that, we'll get back to you on it. But right now, again, they're 50 to 55 million. And that's up from their kind of 43 million last year.

Jack London

I might just add that we know that some recent reports of their key executives in the field coming back and after some customer visits indicating some perhaps significant staffing up opportunities. And I think Ken mentioned some of those a little bit earlier. So, we're enthusiastic about the opportunities with PTG.

Operator

And we'll go to John Mahoney at Raymond James.

John Mahoney

Hi. I don't know if you're going to - Stephen mentioned he didn't want to talk about the exact amount of ODCs in the quarter. But could I ask the question a different way? What was the growth year-over-year sequentially in your direct labor costs?

Stephen Waechter

If you can hold on a second I'll ...

John Mahoney

Or maybe ...

Stephen Waechter

Are you looking for the quarter or in the ...

John Mahoney

In the quarter, and possibly - maybe if you could break that down organically.

Jack London

We may be able to do that.

Stephen Waechter

I gave it to you. John, it was - the organic deal was 14-percent.

John Mahoney

In the quarter?

Stephen Waechter

That was - let me rephrase it a little differently. It's kind of [inaudible]. On the labor side on the direct cost grew about 19-percent year-over-year in the quarter.

John Mahoney

And that really speaks to the big margin improvement?

Stephen Waechter

Yes.

John Mahoney

Could you give us some feel about, you know, historically, I guess there was always - there was a lot of fourth quarter, you know, ODCs going on. Your fourth quarter gross margin was one of your lowest. How - we've been talking on the operating margins. On the gross margin line, what's that going to look like throughout a seasonal basis in '04?

Stephen Waechter

Well if you look over the last three year John, we've been doing about in a 38, 37-and-a-half to 38-percent kind of range. And I think it's going to be - it's going to stay there. I don't know of anything that's going to significantly change that. I think we've been fairly consistent. After we acquired Net.com it came down a little bit and that was due to the mix of that business. But I don't think that's going to change dramatically.

Operator

And we'll go next to David Garrity at American Technology Research.

David Garrity

Yes, hi. Good morning and congratulations on your quarter.

Jack London

Thanks, David.

David Garrity

Nice job on the mix there. Quick question, can you just review for me what the new order bookings were in your fiscal fourth quarter. I was sort of taking your number of new order wins of about 1.1 billion for the year, kind of backing in to a number of about 164 million?

Jack London

I don't know if we mentioned that one, David. Stephen, are you in a position to address that?

Stephen Waechter

Yes, it was $140 million, David.

David Garrity

OK. And that was just on kind of down year-over-year and quarter over quarter?

Stephen Waechter

We won't be down that road, David. We actually don't have - we don't control the schedule of the issuance of these requirements or the award. Now one of the things, I think, you would take away from the 140 awards and the increase in the bid back log is that there was just a slow down in awards. The fact that all of those opportunities are still out there to be decided upon, the take away for you would be that we haven't lost a huge slug of work in that there's significant opportunity. But on a quarter to quarter basis, year-over-year it's very, very difficult to compare the number of awards, because it's just a very lumpy business.

Jack London

Yes, I would emphasize that. A long time in this business looking at the quarterly flow of bookings is always lumpy. It's not even seasonal. I've had people that have tried to correlate it to the seasonality. About the only thing in this business that I've been able to discover over the years in our business as a reasonably seasonal feature is the first quarter each fiscal year. And it's because of the reason these chaps have just laid out and that is primarily customers taking holidays and a lot of our employees. And we're a revenue generating organization based on our labor basis. So, when labor is off those - that seasonality will be taken down.

The other thing I might mention is that the sub contract and vendor contact and ODC content had steadily risen over the last, I'd say six or eight years because we've moved in to a different business platform. The system integration business is not a significant showcase piece of what we do. And in that market space, you're going to be doing a lot of acquiring of other equipment and materials and so forth and putting them together in these deals. So, you're going to see some continued involvement in that line. And that again is going to be a lump thing because it depends on the flow of the job as when the deliverable is due, when the equipment is delivered and so on.

So, I wouldn't calculate too much correlation on these parameters and the ODC part of this thing. I think it's the overlying, over long trend line, which has been very sustainable which you can look back over the history of the performance quarter-over-quarter, year-over-year. I think those are the kinds of things that seem to me to be more interesting things to keep in review. Stephen, do you want to add...

Stephen Waechter

The other thing I'd add is if you look when we had 140 million in new contract awards during the quarter, we also get significant funding on existing contract vehicles. And you don't really see - we don't report that out every quarter. But you can see it from the backlog statistics that's up, and also the funded backlog of the 485 million. If you look at that relative to last year, you'll see significant growth in that. And that's what really drives the overall growth for us.

Again, we don't report that every quarter, but we are getting - and we don't come out with a press release on every tasking order that we get under an existing contract vehicle.

Jack London

I have another comment, actually, in this area. And that is that the contract base that we announce is very conservative. And we have been very conservative on our award announcements and values that we put out for the obvious reasons.

The trend line though is that those values have been expanding. Those ceilings have been moving up in a great variety of our contracts. And we don't make it a custom to announce those kinds of things because we never know what those values are going to reach to. So, there's a variety of ways that we're bringing revenue in to the Company that isn't always just simply announceable through our news release process.

Operator

And we'll go next to Michael Coady at Sidoti & Company.

Michael Coady

Thanks. Very nice quarter guys. All my questions have been answered. Thanks.

Jack London

Thank you, Michael.

Operator

Just a reminder, that will be star one if you have a question. We'll go to Tim Quillon at Stephens, Inc.

Tim Quillon

Good morning.

Jack London

Good morning.

Stephen Waechter

Good morning.

Tim Quillon

A couple of questions here. First, your DOJ business appeared to be up about $5 million quarter-to-quarter. I'm assuming that's related to this tasking you're talking about that was fixed price. I was wondering if you could just shed a little bit more light on that.

Jack London

Yes. Do you want to speak to that a bit Stephen or Ken? Either one. Ken, would you?

Stephen Waechter

Well, it certainly had to do some - excuse me -the fixed price tasking just at the overall level of activity on that particular contract that increased significantly. So, it was really across the board with the support that we're providing for that particular customer. There are a couple, as I indicated, unnamed agencies that we provide support for that - who were increasing their requirements, and the - we were responding to those in real time, Tim. So, it was across the entire platform for that very important customer of ours.

Tim Quillon

And is that, the most recent quarter is that a sustainable level of revenue?

Kenneth Johnson

I think - I don't know that the growth is sustainable, but I think because of the drama of the growth, that I believe that the revenue in the near term is in fact sustainable. We see an increased level of activity. And as we've indicated to all of our shareholders and prospective shareholders. If there's a deal of some consequence where it's a sizeable piece of litigation, we get a very good long hard look by the customer. We're sort of their go to customer. And we value that relationship greatly. And we're very, very responsive. And we'll go that extra mile to make sure that we can help them support the variety of litigation that they're involved in.

Operator

And we'll go to Joy Mukherjee at AG Edwards.

Joy Mukherjee

Good morning. I'm stepping in here for Mark Jordan. Question on - you mentioned that in the last six weeks you've seen an increased flurry of contract activity going on and you expect that to continue probably, you know, through the first quarter end. It seems reasonable to expect that those would probably translate in to revenue beyond the first quarter.

I was wondering how much of that you've already baked in to your guidance, that you developed, I guess sometime in July.

Ken Johnson

I'll take that, Jack, OK. Let me make sure I clarify. The first six weeks, the flurry of activity has been the continued proposal writing that we saw a huge up tick in FYI - in the fourth quarter of FY '03. Basically, our bid backlog in the first six weeks grew from the approximate $950 million to a little over $1.2 billion. So, basically we've written more proposals. There are more opportunities out there being evaluated.

As you would expect, if we're writing a proposal, we - we're continually doing the ration kind of forecast on a success profile, many of those, in fact, have been baked in to our requirement. Now, it's very rare for us to write a competitive proposal and put that in to the stylist and say we've got a 100-percent chance. In fact, it's so rare that it's never happened.

What - we have all of those opportunities baked in our forecast at some probability. Now if win a little more than our fair share, life will be extremely good. If we lose a little more than our fair share, I'm the one that has to go tell Jack not you and life will not be very good around here. But we're cautiously optimistic that of that $1.2 billion that we have evaluated we're going to win more than our fair share.

Joy Mukherjee

That's fair. Another housekeeping question. What should we model in terms of D&A and tax rate for 2004?

Stephen Waechter

On the tax rate side, 37-and-a-half-percent in line with where we are this year. We're going to be reviewing that. But I think that, for right now, I think it's a good assumption. And as far as D&A, I would use pretty much the same kind of rate that we had this past year.

Operator

And we'll got to David Garrity at American Technology Research.

David Garrity

Hi, just a follow up question I had from earlier. Can you give any comment on your run rate in terms of ....

Kenneth Johnson

It broke up David.

Stephen Waechter

Yes, we're not hearing you.

David Garrity

Yes, comment and question I had was the win rate that you've had on your bidding.

Jack London

Ken, do you want to go ahead and take that one?

Kenneth Johnson

Sure yes. We're - I hate to even give you this number here in front of my boss, but our win rate is north - has bee north of 40-percent. And that's on - that doesn't count incumbent contracts. And that's new, new stuff, and so that's kind of what we look to establish on a going forward basis. That's kind of the marker that we've set up for ourselves.

David Garrity

OK. Thank you.

Kenneth Johnson

I think Jack has a...

Jack London

I just wanted to chime in and emphasize what Ken said about the re-compete, the incumbency situation. We have a wonderful track record over the year of being able to sustain and retain our business. In fact, one of the proud records I think [inaudible] certainly north of 95-percent on the rewin on the dollar level. So, I just would amplify that as opposed to the new initiatives, which Ken addressed.

Operator

And showing no further questions, I would like to turn call back over to Dr. London for any additional or closing remarks.

Jack London

Thank you, David. Thank you very much. Ladies and gentlemen, we certainly appreciate your participation here. And David, we thank you for your help on our call. And certainly thanks to everyone for your questions and your answers. We want to thank you for your participation certain today.

We believe and we hope we've provided you with a clear picture of our results for this last year and our expectations for the coming year. The quarter, obviously, will be participating in at least to more conference out in New York and the Midwest and the West Coast among other places. So, we'll be on the road seeing many of you, I'm sure. On the other hand, if you have the opportunity to be in the Washington area, we certainly invite anyone of our investors or security analysts or organizations so indicated to stop by and give us a call, come by and visit with us. We're always interested with the opportunity to meet people that are interested CACI.

We also know that there may be a few other questions that you had - some of you might have had that you'd like to follow up with. And is our customer and tradition here within about 15 minutes - let's call it a quarter after 10 - we'll open up the lines to Stephen Waechter and David Dragics for any special issues that you would like to call in and check on that you might have missed or otherwise information you'd like to get.

So, again, thank you for your interest. We appreciate you tuning in. And we wish everyone a very fine morning. Thank you very much, ladies and gentlemen.

Operator

Thank you for your participation in today's conference, and you may disconnect at this time.

END